Exhibit 99.2

Press Release
August 21, 2013	Contact Information:
For Immediate Release	Mark Peterson Senior Vice President and Chief Financial Officer 414.643.3739

Rexnord Corporation Announces Early Settlement of Tender Offer and

Call for Redemption of 8 1/2% Senior Notes due 2018

MILWAUKEE, WI – August 21, 2013 NYSE:RXN

Pursuant to their previously announced tender offer and consent solicitation, RBS Global, Inc. and Rexnord LLC (the “Issuers”), which are wholly owned subsidiaries of Rexnord Corporation (“Rexnord”), received tenders from the holders of $977,947,000 aggregate principal amount, or approximately 85.41% of the outstanding amount, of their 8 1/2% Senior Notes due 2018 (the “Notes”) by the early tender payment deadline, August 20, 2013 at 5:00 p.m., New York City time (the “Early Tender Time”).

The complete terms and conditions of the tender offer for the Notes are detailed in the Issuers’ Offer to Purchase and Consent Solicitation dated August 7, 2013, as supplemented August 8, 2013, and the related Consent and Letter of Transmittal (together, the “Offer Documents”).

Pursuant to the terms of the Offer Documents, the Issuers have accepted for purchase $977,947,000 aggregate principal amount, or approximately 85.41%, of the Notes. Each holder who validly tendered its Notes prior to the Early Tender Time received, on Wednesday, August 21, 2013, the total consideration of $1,096.90 per $1,000 principal amount of the Notes tendered, which includes $1,066.90 as the tender offer consideration and $30.00 as a consent payment. In addition, accrued and unpaid interest up to, but not including, August 21, 2013 was paid in cash on all validly tendered and accepted Notes.

On August 21, 2013, the Issuers also issued a notice of redemption for the $167,053,000 principal amount of Notes not accepted by the Issuers pursuant to the Offer to Purchase at a redemption price equal to 100% of the principal amounts of such Notes plus the Applicable Premium (as defined in the Indenture, dated as of April 28, 2010 (as amended and supplemented to the date hereof, the “Indenture”), among the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the “Trustee”)) as of the redemption date, and accrued and unpaid interest to, but not including, the redemption date, and irrevocably deposited with the Trustee an amount sufficient to redeem such Notes, thereby discharging their obligations under the Notes and the Indenture in accordance with the provisions of the Indenture. The redemption of the Notes will occur on September 20, 2013.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on September 4, 2013, unless extended or earlier terminated (the “Expiration Time”). Because the withdrawal deadline of August 20, 2013 at 5:00 p.m., New York City time, has passed, tendered Notes may no longer be withdrawn at any time, except to the extent that the Issuers are required by law to provide additional withdrawal rights. Holders who validly tender their Notes pursuant to the Offer Documents after the Early Tender Time will receive only the tender offer consideration and will not be entitled to receive a consent payment if such Notes are accepted for purchase pursuant to the tender offer.

All of the conditions set forth in the Offer Documents remain unchanged. If any of the conditions are not satisfied, the Issuers may terminate the tender offer and return tendered Notes not previously accepted. The Issuers have the right to waive any of the foregoing conditions with respect to the Notes and to consummate any or all of the tender offer. In addition, the Issuers have the right, in their sole discretion, to terminate the tender offer at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The tender offer is being made only through, and subject to the terms and conditions set forth in, the Offer Documents and related materials.

Credit Suisse Securities (USA) LLC is acting as Dealer Manager and Solicitation Agent for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or at (212) 538-2147 (collect).

D.F. King & Co., Inc. is acting as the Information Agent for the tender offer and consent solicitation. Requests for the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 967-5079 (for all others).

Neither Rexnord, nor the Issuers nor any other person makes any recommendation as to whether holders of Notes should tender their Notes, and no one has been authorized to make such a recommendation. Holders of Notes must make their own decisions as to whether to tender their Notes, and if they decide to do so, the principal amount of the Notes to tender. Holders of the Notes should read carefully the Offer Documents and related materials before any decision is made with respect to the tender offer.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 employees worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about Rexnord can be found at www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord as of the date of the release, and Rexnord assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in Rexnord’s Form 10-K for the fiscal year ended March 31, 2013 as well as Rexnord’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

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